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                                                                  EXHIBIT 99.1

                         [20TH CENTURY LETTERHEAD]


                                      Contact:

                                      Frank Moore at 213/629-4974

                                      Company contact: Rick Dinon or
                                      Ric Hill at 818/704-3514


FOR IMMEDIATE RELEASE                        September 3, 1998
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               20TH CENTURY INDUSTRIES ANNOUNCES AGREEMENTS WITH
                  AMERICAN INTERNATIONAL GROUP REGARDING BOARD
                        REPRESENTATION AND OTHER MATTERS


(WOODLAND HILLS, CA) -- 20th Century Industries (NYSE: TW), the Woodland Hills-based insurance holding company, today said it has successfully concluded discussions with American International Group, Inc. (AIG) obviating the need for a special shareholders meeting.

20th Century's Board of Directors will be reconstituted in a manner acceptable to both companies, according to 20th Century's Board Chairman John B. De Nault. AIG Chairman and Chief Executive Officer M. R. Greenberg will joins 20th Century's board and will assume its chairmanship.

Continuing as board member are William N. Dooley, Robert M. Sandler and Howard I. Smith. Dooley is AIG senior vice president, financial services. Sandler is AIG executive vice president, senior casualty actuary and senior claims officer. Smith is AIG executive vice president, chief financial officer and comptroller.

Joining these AIG board members are Florence A. Davis, AIG vice president and general counsel, Roxani M. Gillespie, former California Insurance Commissioner and a partner in the law firm of Barger and Wolen, LLP, San Francisco, California, and James P. Miscoll who was vice chairman and a member of the managing committee of BankAmerica Corporation until 1992 and has served as consultant to AIG.


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20th CENTURY INDUSTRIES
Add One


Remaining on 20th Century's board are: William H. Braddock, John B. De Nault III, R. Scott Foster, M.D., William L. Mellick, Gregory M. Shepard and
Arthur H. Voss. Mellick is 20th Century's president and chief executive officer. No longer serving as board members are John B. De Nault and Rachford Harris, who have voluntarily resigned in order to effectuate an orderly transition and avoid the need for a special meeting of shareholders.

According to De Nault, AIG expects to explore with 20th Century ways to capitalize on growth opportunities as they arise and to implement other value-enhancing initiatives intended to benefit shareholders of 20th Century generally. AIG will also explore ways to assist 20th Century in connection with outstanding debt costs and short term financing needs. AIG's intention is to maintain 20th Century's dividend policy in accordance with the realization of earnings and the capital needs of 20th Century.

"We are very pleased AIG had articulated its strategy for the company and has done so publicly," said John B. De Nault. "These are important matters for the company's many institutional and individual investors, including its directors, officers and employees. I believe AIG's statements will assure investors about its ongoing commitment for all shareholders. These representations also provided confidence for company policyholders and employees that the 20th Century business model is endorsed and its continued growth welcomed."

M. R. Greenberg stated, "AIG is known for its strong commitment to enhancing shareholder value and this commitment applies to AIG's relationship with 20th Century no less than to its other business relationships. We believe that through close and collegial working relationships at many levels, both AIG and 20th Century will benefit and create a stronger network of direct auto business in western states and elsewhere in the U.S. The result will be enhanced earnings and greater profitability for 20th Century's and AIG's shareholders."

20th Century Industries is the ninth largest publicly held personal automobile insurer in the United States. Founded in 1958, the company is traded on the New York Stock Exchange under the trading symbol TW. The company's wholly owned subsidiaries, 20th Century Insurance Company and 21st Century Casualty Company, market personal automobile and personal excess liability insurance.

Both insurance subsidiaries sell directly to consumers without agents. 20th Century Industries is headquartered at 6301 Owensmouth Avenue, Woodland Hills, CA 91367; 818-704-3514. 20th Century's address on the Internet is www.20thCenturyInsurance.com.


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